PROSPECTUS and	PRICING SUPPLEMENT NO. 3
PROSPECTUS SUPPLEMENT, each	Dated June 5, 2023
Dated May 22, 2023	Registration Statement No. 333-272130 Filed Pursuant to Rule 424(b)(2)

U.S. $31,800,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$1,000,000,000 4.700% Fixed Rate Senior Notes Due June 10, 2030

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series I remaining prior to this issuance, representing the $36,000,000,000 initial program amount reduced by $600,000,000 of 4.950% Fixed Rate Senior Medium-Term Notes to be issued on June 8, 2023, $600,000,000 of 4.750% Fixed Rate Senior Medium-Term Notes to be issued on June 8, 2023 and $3,000,000,000 designated for issuance pursuant to the issuer’s InterNotes® program described in the prospectus supplement for such program filed with the Registration Statement No. 333-272130.

CUSIP / ISIN:	24422EWZ8 / US24422EWZ86

Date of Issue:	June 8, 2023

Maturity Date:	June 10, 2030

Principal Amount:	$1,000,000,000

Price to Public:	99.911% plus accrued interest, if any, from June 8, 2023

Interest Payment Dates:	Semi-annually on June 10 and December 10, commencing on December 10, 2023 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.700% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Goldman Sachs & Co. LLC	$212,500,000
HSBC Securities (USA) Inc.	$212,500,000
J.P. Morgan Securities LLC	$212,500,000
TD Securities (USA) LLC	$212,500,000
BBVA Securities Inc.	$30,000,000
BNP Paribas Securities Corp.	$30,000,000
Commerz Markets LLC	$30,000,000
Loop Capital Markets LLC	$30,000,000
Santander US Capital Markets LLC	$30,000,000
Total	$1,000,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.491% plus accrued interest, if any, from June 8, 2023.